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Exhibit 5.1

[Letterhead of Faegre & Benson LLP]

June 18, 2004

Board of Directors
CIBER, Inc.
5251 DTC Parkway, Suite 1400
Greenwood Village, CO 80111

Ladies and Gentlemen:

        We have acted as counsel to CIBER, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission on or about June 18, 2004 for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), 10,000,000 shares of its common stock, par value $0.01 per share (the "Shares"). The Shares are to be sold from time to time as set forth in the Registration Statement, the prospectus contained therein (the "Prospectus") and the supplements to the Prospectus (the "Prospectus Supplements"). The Shares may be sold pursuant to a definitive underwriting, purchase or similar agreement (the "Underwriting Agreement") to be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended. This letter is furnished to you pursuant to the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5) in connection with such registration.

        In connection with this opinion, we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed necessary for this opinion. We have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.

        Based upon the foregoing, subject to the matters set forth below and assuming that (i) the Registration Statement, as finally amended (including all post-effective amendments), has become effective and remains effective during the period when the Shares are offered and sold; (ii) an appropriate Prospectus Supplement with respect to the Shares has been prepared, filed and delivered in compliance with the Securities Act and the applicable rules and regulations thereunder; (iii) if the Shares are to be sold pursuant to an Underwriting Agreement, such Underwriting Agreement with respect to the Shares has been duly authorized, executed and delivered by the Company and the other parties thereto; (iv) the Board of Directors of the Company, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance of the Shares and all matters related thereto; (v) the Shares have been offered, issued and sold in accordance with the terms of the Registration Statement, or any post-effective amendment thereto, and any Prospectus and Prospectus Supplement relating thereto; (vi) there are a sufficient number of authorized but unissued shares of Common Stock reserved for issuance when the Shares are offered and sold; (vii) appropriate certificates evidencing the Shares have been executed and delivered by the Company; (viii) the full consideration stated in the Underwriting Agreement, or as otherwise contemplated by the Registration Statement, or any post-effective amendment thereto, and any Prospectus and Prospectus Supplement relating thereto, has been paid for the Shares; and (ix) all applicable securities laws have been complied with, it is our opinion that, when issued and sold by the Company, the Shares will be legally issued, fully paid and nonassessable.

        This opinion is rendered to you in connection with the Registration Statement and is solely for your benefit. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion.

        This opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Registration Statement, the Prospectus, any Prospectus Supplement, and in any amendment or supplement thereto. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
FAEGRE & BENSON LLP
By:	/s/ DOUGLAS R. WRIGHT Douglas R. Wright

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  Exhibit 5.1